Exhibit 10.1

Industrial Project Investment
Agreement for 300,000 Metric Tons of
Biological Composite Materials in
Southern Harbin Industrial New Zone

Industrial Project Investment Agreement for 300,000 Metric Tons of Biological Composite Materials

Party A:   Harbin Economic-Technological Development Zone Management Committee
Legal address:   No.98 Youxie Street, Pingfang District
Handler:   Tan Lewei Tel: 0451-82328529
Party B:   Heilongjiang Xinda Enterprise Group Company Limited
Legal address:  No.9 Dalian North Road, Haping Road Jizhong District, Harbin Economic-Technological Development Zone
Handler:   Dai Rujun Tel: 0451-86781111

In accordance with applicable national, provincial and municipal laws and regulations, pursuant to related provisions of Harbin Economic-Technological Development Zone (the "Economic Development Zone"), with respect to the intended land use and investment in establishment of enterprises in the core area of Southern Harbin Industrial New Zone by Party B or its Designated Party (for the purpose of this agreement, the "Designated Party" of Party B refers to any enterprise of Party B and/or its affiliates with status of independent legal person incorporated in and paying taxes in Harbin Economic-Technological Development Zone), Party A and Party B have reached the following agreement:

Article 1 Overview of Intended Investment Project of Party B or its Designated Party in Southern Harbin Industrial New Zone

1. Project name: project for 300,000 Metric Tons of Biological Composite Materials;

2. Total investment: no less than RMB 2.6 billion Yuan, among which the investment in fixed assets shall be no less than RMB 2.1 billion Yuan;

3. Annual capacity up to 300,000 tons; sales income up to RMB 5.5 billion Yuan;

Article 2 Boundaries of the pre-selected land for project of Party B or its Designated Party: east to Yinghua Power, west to Hanan Third Road , south to Tonglian Keche, and north to Hanan Second Avenue , with a total area of about 96,000 square meters (note: subject to the final measurement data of the exploratory survey authority). The positioning map of the pre-selected land for project is attached in the exhibit. Party A shall coordinate with the surveying and mapping authority to provide GPS boundary positioning for once.

Article 3 Party B or its Designated Party shall commence infrastructure construction by September 30, 2017 and no later than two months after land use certificate is issued (except for factors in relation to the winter season, the winter season starting from October each year to March next year). By the end of December 2018, factory buildings and all ancillary facilities shall be completed. By the end of July 2019, the aforesaid buildings and facilities shall be formally put into production. The gross building area shall be no less than 110,400 square meters.

Article 4 Party B or its Designated Party shall obtain the land use right to the pre-selected land through "bidding, auction or listing", and the land price shall be subject to the concluded price delisted. Party B or its Designated Party shall pay land lease fees, land deed tax and fees to complete formalities related to the land, and submit all necessary materials to the relevant administrative authority to obtain land use certificate, within 10 days since delisting date. The land deed tax rate shall be subject to the provisions of the state and Heilongjiang province (current standard rate is 5% of the total land price).

Article 5 Party B or its Designated Party Shall pay infrastructure supporting fees pursuant to the following standards:

1. Within 3 months prior to commencement of construction, basic supporting fees equal to RMB 190 Yuan per square meter for construction area, including the fees in relation to roads, bridges, landscaping, environmental sanitation facilities, street lighting, water supply, water drainage and power facilities (voltage: 10KV), shall be paid in one lump sum;

2. In case gas supply and heating supply are needed during production and operation, applications shall be completed with competent authorities within 2 months upon commencement of construction and special grid-integrated fees shall be paid.

3. For facilitating Party A to make corresponding preparation, Party B or its Designated Party shall apply for temporary water and power supply within 3 months prior to infrastructure construction, and for official water and power supply within 6 months prior to planned trial production and operation. In case of any special requirement on telecommunication (cable, broadband, telephone), application shall be made one off at infrastructure construction commencement.

Article 6 Land Use Principle

1. The nature of pre-selected land for project is industrial land, with an use term of 50 years, and shall be leased in monetary term.

2. In terms of investment intensity, volume rate, building density, building height, percentage of land for internal administrative office and living facilities, environment protection, landscaping, fire protection, traffic, city appearance and hygiene, the project construction of Party B or its Designated Party must abide by applicable national, provincial and municipal laws and as well as construction provisions of Southern Harbin Industrial New Zone.

3. After Party B or its Designated Party obtains the land use right to the pre-selected land, Party A shall hand over the land to Party B or its Designated Party subject to the conditions herein. Starting from the day of handing over, Party B or its Designated Party shall build enclosure and fencing facilities pursuant to the unified requirement and standard for civilized construction, and be responsible for care and management of such land.

Article 7 Obligations of Party A

1. Party A shall complete land requisition, demolition and other early-stage work for land lease in a timely manner.

2. Party A shall provide corresponding services to Party B or its Designated Party, provided that Party B or its Designated Party has received the land use right to the pre-selected land and paid related fees.

3. Party A shall ensure the land has been flattened (overall elevation is less than 2 meter), roads have been cleared, temporary water supply and power supply have been available in the area within two-meters distance from the red line of construction land nearby the project, and buildings and structures and other obstacles (including trees) that may influence construction of Party B or its Designated Party have been removed, and hand over the land with its natural feature. Party A shall ensure that before Party B or its Designated Party completes the project, water supply, sewage drainage, rainwater drainage, heating supply, gas and power supply shall be installed to the area within two-meters distance from the red line of the plot pursuant to the requirements of the planning review and approval authority. The roads shall be cleared, and municipal ancillary facilities shall be fully installed when the project is completed and put into production.

4. Party A shall make every effort to apply for listing the project as a key provincial and municipal project, provide Party B or its Designated Party with full range of services, and actively assist Party B or its Designated Party in completing formalities in relation to company registration, land use, planning and commencement of construction.

Article 8 Obligations of Party B or its Designated Party

1. Party B or its Designated Party shall participate in biding, auction or listing activities in relation to land use right pursuant to the measures and provisions promulgated by Harbin government in connection with biding, auction or listing for state-owned land use right. In case Party B or its Designated Party fails to obtain the land use right upon bidding, this agreement shall terminate automatically. In such circumstance, neither party shall undertake default liability or claim for any rights under this Agreement against the other party and each party shall bear its losses arising therefrom.

2. Party B or its Designated Party undertakes to register this project with the tax authority of the location where Party A is located or designates, pay taxes accordingly and shall not remove the project out of the aforesaid locations within 10 years. Enterprises appointed by Party B or its Designated Party for the project herein must also register with the tax authority of the aforesaid locations and pay taxes accordingly.

3. Party B or its Designated Party shall pay all fees and expenses in full pursuant to this agreement, bear related taxes arising from all kinds of formalities.

4. Party B or its Designated Party shall commence and complete construction, make full total investment and fixed assets investment, and ensure the project is put into production in a timely manner in accordance with this agreement.

5. Subject to applicable laws and regulations as well as related regulatory documents of the Economic Development Zone, when Party B or its Designated Party intends to transfer or lease the land and attachments thereto under this agreement or change contents of the project or land use, it shall submit valid report in written to Party A and carry out only with Party A's approval. Party A shall have the preferential right to become transferee or leased party under the same conditions.

Article 9 Default Liability

1. In case Party A fails to hand over the land as prescribed time limit or fails to hand over the land satisfactory to the conditions herein, Party B or its Designated Party shall be entitled to request Party A to continue with its obligations as agreed.

2. In case Party B or its Designated Party fails to commence construction by the latest date as promised, Party A shall first consult with Party B or its Designated Party with a view to reaching a solution. If no solution is reached, Party A shall be entitled to terminate this agreement, and work with other related authorities to recover the land use right.

3. In case the construction is suspended unusually for a reason not attributable to Party A, Party B or its Designated Party shall submit a valid notice in written to Party A within one month thereupon, and both parties shall reach a solution through consultation. If the project has not been completed after the agreed deadline for 3 months in accumulation, or the construction fails to be carried out as scheduled upon notified rectification that shall be completed within a required period, Party A shall be entitled to terminate this agreement, and work with other related authorities to dispose according to law the land use right and the attachments to the land.

4. After the project is completed by Party B or its Designated Party, if the project is not put into production within one year or the production is in the status of continuous suspension, it shall send a written notice to Party A to state the reason and specify the date when the production can be resumed. In case the project has not been put into production or suspended from production for 2 years, Party A shall be entitled to terminate this agreement, and work with other related authorities to dispose according to law the land use right and the attachments to the land.

5. In case the actual investment made by Party B or its Designated Party in fixed assets is less than 50% of the agreed amount herein or its production and operation after putting into production are significantly inconsistent with the agreed contents, Party A shall be entitled to work with other related authorities to dispose the land use right and the attachments to the land.

Article 10 Miscellaneous

1.  _________________________________

2.  _________________________________

Article 11 Exemption

In terms of the following damages caused by one party to the other party due to uncontrollable reasons, each party shall undertake its respective losses only and shall not undertake default liability to the other party:

1. Due to national, provincial or municipal policy adjustment, all or part of this agreement is unable to be performed appropriately.

2. Due to force majeure events, all or part of this agreement is unable to be performed appropriately.
The suffering party shall notify the non-suffering party thereof in written immediately, and provide detailed reasons and valid evidencing documents to justify its inability to perform all or part of this agreement or necessity of extended performance within 30 days upon the policy adjustment or force majeure event mentioned above. Both parties shall decide whether to suspend or terminate this agreement upon amicable consultation.

Article 12 Dispute Resolution

Execution, interpretation, performance and dispute resolution of this agreement shall be subject to and governed by the laws of China.
In case of any dispute arising from performing this agreement, both parties should reach a solution through consultation. If no solution is reached, either party may file a lawsuit according to law with the people's court at the place where this agreement is executed.

Article 13 Other Provisions

1. In case of any inconsistence between this agreement and any previous agreement, memorandum or mail and email, this agreement shall prevail. For matters unmentioned herein, both parties may enter into a supplementary agreement, with the same legal effect.

2. In case of any modification on national, provincial or municipal laws and regulations as well as any adjustment on rules and policies during the term of this agreement, the modified laws and regulations as well as the adjusted rules and policies shall be subject to. Any losses suffered by Party A and Party B as a result thereof shall be undertaken by Party A and Party B itself, respectively.

3. This agreement has four counterparts, each two to be held by one party, with the same legal effect, and shall become effective upon seals and signatures by both parties.

Party A: Harbin Economic- Technological Development Zone Management Committee (seal)	Party B: Heilongjiang Xinda Enterprise Group Company Limited (seal)
Legal representative of Party A (or authorized representative):	Legal representative of Party B (or authorized representative):

This agreement has been executed on XXX in Pingfang District, Harbin City.